Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact	Imagenetix Investor Relations	William P. Spencer
		(858)385-2797	Chief Executive Officer
Imagenetix, Inc.
(858) 674-8455

IMAGENETIX, INC. REPORTS YEAR END RESULTS

•	Revenue Decreases to $6,596,000 from $7,461,000
•	Earnings Per Share Equals a Loss of $0.06 vs. $0.04 Profit for Prior Year

San Diego, CA***June 21, 2010***Imagenetix, Inc. (OTCBB:IAGX) announced today results for its fiscal year ended March 31, 2010. Net sales decreased 12% for the year to $6,596,000 from the $7,461,000 reported for the same period last year.

Gross profit as a percentage of sales decreased to 43% from 46% percent for the prior fiscal year.  This decrease was primarily due to the sales mix, which included increased percentages for advertising allowances for the Company’s branded retail products.

Net loss for the year was $697,000 or $.06 per share compared to a net profit of $430,000 or $0.04 per share in the prior fiscal year.

Commenting on the results of the year, Mr. William Spencer, Imagenetix Chief Executive Officer said, “We continued to make progress in the mass market segment of our business by expanding the number of stores in which Celadrin® can be purchased.  Activity in wholesale and distribution revenue came in lower which resulted in a year over year reduction in sales and a loss for the current year.  We have already started shipment of Celadrin© to the nation’s number one retailer at the start of the new fiscal year and are anticipating solid growth for fiscal 2011. Sales and profit growth are expected to primarily stem from our mass market related sales.”

Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Inflame Away®-Celadrin®.  Please visit, www.celadrin.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2010.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended
	March 31,
	2010	2009

Net sales	$6,596	$7,461
Cost of sales	3,732	4,003
Gross profit	2,864	3,458
Gross profit percent	43.4%	46.3%

Operating expenses:
General and administrative	2,571	2,241
Payroll expense	1,090	1,077
Consulting expense	1,481	1,059
Operating expenses	5,142	4,377

Operating income (loss)	(2,278)	(919)
Other income	8	25
Settlement income	1,168	1,785
Interest expense	(3)	(2)
Income (loss) before income taxes	(1,105)	889
Income tax expense (benefit)	(408)	459

Net income (loss)	$(697)	$430

Income (loss) per share:
Basic	$(0.06)	$0.04
Diluted	$(0.06)	$0.04

Weighted average common shares outstanding:
Basic	11,011	10,991
Diluted	11,011	11,010

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	March 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$981	$1,226
Accounts receivable, net	1,049	1,096
Inventories, net	1,350	1,337
Prepaid expenses and other current assets	151	109
Deferred tax asset	933	535
Total current assets	4,464	4,303

Property and equipment, net	89	116
Long-term prepaid expenses	18	30
Other assets	125	134

Total assets	$4,696	$4,583

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$997	$274
Accrued liabilities	83	81
Income tax payable	-	70
Customer deposits	25	59
Contract payable	86	43
Short term license payable	-	3
Total current liabilities	1,191	530

Long term license payable	-	-

Stockholders' equity	3,505	4,053

Total liabilities and stockholders' equity	$4,696	$4,583